PRINCIPAL EXCHANGE-TRADED FUNDS
MANAGEMENT AGREEMENT


      AGREEMENT to be effective March 21, 2016, by and between PRINCIPAL EXCHANGE-TRADED FUNDS, a Delaware statutory trust (hereinafter called the "Fund") on behalf of each series identified on Schedule 1 attached hereto, as may be amended from time to time (each, a "Series"), and PRINCIPAL
MANAGEMENT CORPORATION, an Iowa corporation (hereinafter called the "Manager").

W I T N E S S E T H:

       WHEREAS, The Fund has furnished the Manager with
copies properly certified or authenticated of each of the following:
(a)	Agreement and Declaration of Trust of the Fund;
(b)	Bylaws of the Fund as adopted by the Board of
Trustees; and
(c)	Resolutions of the Board of Trustees of the Fund
selecting the Manager as investment adviser for each Series and approving the form of this Agreement with respect to each such Series; and
       WHEREAS, The Fund desires to retain the Manager to provide investment management services to each Series on the terms set forth in this Agreement, and the Manager is willing to provide such investment management services to each Series on the terms set forth in this Agreement; and
       NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the Fund hereby appoints the Manager to act as investment adviser and manager of each Series, and the Manager agrees to act, perform or assume the responsibility therefore in the manner and subject to the conditions hereinafter set forth. The Fund will furnish the Manager from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

1.	INVESTMENT ADVISORY SERVICES
       The Manager will regularly perform the following services
for each Series:
(a)	Provide investment research, advice and supervision;
(b)	Provide investment advisory, research and statistical
facilities and all clerical services relating to research, statistical and investment work;
(c)	Furnish to the Board of Trustees of the Fund (or any
appropriate committee of such Board), and provide
ongoing review, evaluation and revision from time to
time as conditions require of, a recommended
investment program for the portfolio of each Series of
the Fund consistent with each Series' investment
objective and policies, including any recommendation
for any combination of liquidation of Series;
(d)	Where applicable, based on upon research, analysis
and due diligence, recommend to the Board of Trustees
of the Fund one or more sub-advisers for a Series o the
Fund; regularly monitor and evaluate each
sub-adviser's performance and recommend changes to
the sub-advisers in situations in which appropriate.
(e)	Implement such of its recommended investment
program for each Series as the Fund shall approve, by
placing orders for the purchase and sale of securities,
subject always to the provisions of the Fund's
Agreement and Declaration of Trust and Bylaws and the
requirements of the Investment Company Act of 1940,
as amended (the "1940 Act"), and the Fund's
Registration Statement, current Prospectus and
Statement of Additional Information, as each of the
same shall be from time to time in effect;
(f)	Advise and assist the officers of the Fund in taking such
steps as are necessary or appropriate to carry out the
decisions of its Board of Trustees and any appropriate
committees of such Board regarding the general
conduct of the investment business of each Series; and
(g)	Report to the Board of Trustees of the Fund at such
times and in such detail as the Board may deem
appropriate in order to enable it to determine that the
investment policies of each Serie are being observed.
2.	ACCOUNTING SERVICES
The Manager will provide all accounting services
customarily required by investment companies, in
accordance with the requirements of applicable laws, rules
and regulations and with the policies and practices of each
Series as communicated to the Manager from time to time,
including, but not limited to, the following:
(a)	Maintain fund general ledger and journal;
(b)	Prepare and record disbursements for direct expenses
of each Series;
(c)	Prepare daily money transfer;
(d)	Reconcile all bank and custodian accounts of each
Series;
(e)	Assist Fund independent auditors as appropriate;
(f)	Prepare daily projection of available cash balances;
(g)	Record trading activity for purposes of determining net
asset values and daily dividend;
(h)	Prepare daily portfolio valuation report to value portfolio
securities and determine daily accrued income;
(i)	Determine the net asset value per share if each Series
daily or at such other intervals as the Fund may
reasonably request or as may be required by law;
(j)	Prepare monthly, quarterly, semi-annual and annual
financial statements;
(k)	Provide financial information for reports to the Securities
and Exchange Commission (the "SEC") in compliance
with the provisions of the 1940 Act and the Securities
Act of 1933, as amended the (the "Securities Act"), the
Internal Revenue Service and any other regulatory or
governmental agencies as required;
(l)	Provide financial, yield, net asset value, and similar
information to National Association of Securities
Dealers, Inc., and other survey and statistical agencies
as instructed from time to time by the Fund;
(m)	Investigate, assist in the selection of and conduct
relations with custodians, depositories, accountants,
legal counsel, insurers, banks and persons in any other
capacity deemed to be necessary or desirable for the
operations of each Series; and
(n)	Obtain and keep in effect fidelity bonds and trustees and
officers/errors and omissions insurance policies for the Fund in accordance with the requirements of the 1940
Act and the rules thereunder, as such bonds and policies are approved by the Fund's Board of Trustees.

3.	TRUST ADMINISTRATIVE SERVICES
       The Manager will provide the following trust administrative services for the Fund:
(a)	furnish the services of such of the Manager's officers
and employees as may be elected officers or trustees of
the Fund, subject to their individual consent to serve and
to any limitations imposed by law;
(b)	furnish office space, and all necessary office facilities
and equipment, for the general trust functions of the
Fund (i.e., functions other than (i) underwriting and
distribution of the shares of each Series; (ii) custody of
the assets of each Series, (iii) transfer and paying
agency services; and (iv) corporate and portfolio
accounting services);
(c)	furnish the services of executive and clerical personnel
necessary to perform the general trust functions of the
Fund.
(d)	design, develop, implement and regularly monitor
appropriate compliance processes; and
(e)	prepare, or provide oversight and review of the
preparation of, registration statements, shareholder
reports and other disclosure materials and regulatory
filings for each Series.
4.	RESERVED RIGHT TO DELEGATE DUTIES AND
SERVICES TO OTHERS
In each case, to the extent required by applicable law (i) subject to the prior approval of a majority of the Board of Trustees of the Fund, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act of the manager, Principal Life Insurance Company, or the Fund and, (ii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the applicable
Series, the Manager, in assuming responsibility for the various services as set forth in this Agreement may (a) enter into agreements with others for the performance of certain duties and services or (b) delegate the performance of some or all of such duties and (services to Principal Life Insurance Company, one or more affiliates or to unaffiliated parties thereof; provided, however, that the (x) entry into any such agreements shall not relieve the Manager of its duty to review and monitor the performance of such persons to the extent provided in the agreements with such persons or as determined from time to time by the Board of Trustees and (y) the entry into any such agreements in clause (a) or any such delegation in clause (b) shall not relieve the Manager of any of its obligations under this Agreement.

5.	EXPENSES
The Manager shall pay all expenses of each Series except for the Management Fees, payments made under each Series 12b-1 plan, brokerage commissions and other expenses connected to the execution of portfolio transactions, interest expense, taxes, acquired fund fees and expenses, litigation expenses and other extraordinary expenses.

6.	COMPENSATION OF THE MANAGER BY FUND
For all services to be rendered and payments made as provided in Sections 1, 2 and 3 hereof, the Fund will accrue daily and pay the Manager monthly, or at such other intervals as the Fund and Manager may agree, a fee based on the average of the values placed on the net assets of each Series of the Fund as of the time of determination of the net asset value on each trading day throughout the month in accordance with Schedule 1 attached hereto.

Net asset value shall be determined pursuant to applicable provisions of the Agreement and Declaration of Trust of the Fund. If pursuant to such provisions the determination of net asset value is suspended, then for the purposes of this
Section 6 the value of the net assets of each Series as last determined shall be deemed to be the value of the net assets for each day the suspension continues.

The Manager may, at its option, waive all or part of its compensation for such period of time as it deems necessary or appropriate.

7.	AVOIDANCE OF INCONSISTENT POSITION
In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Manager nor any of the Manager's trustees, officers or employees will act as a principal or agent or receive any commission.

8.	LIMITATION OF LIABILITY OF THE MANAGER
The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Manager's part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

9.	COPIES OF TRUST DOCUMENTS
The Fund will furnish the Manager promptly with properly certified or authenticated copies of amendments or supplements to its Agreement and Declaration of Trust or Bylaws. Also, the Fund will furnish the Manager financial and other trust information as needed, and otherwise cooperate fully with the Manager in its efforts to carry out its duties and responsibilities under this Agreement.

10.	DURATION AND TERMINATION OF THIS AGREEMENT
This Agreement shall become effective with respect to a Series as of the corresponding date set forth on Schedule 2 to this Agreement, as may be amended from time to time, and, unless otherwise termianated with respect to such Series shall continue in effect thereafter for the initial term set forth on Schedule 2 to this Agreement, and thereafter from year to year, provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by vote of a majority of the trustees of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, or the Fund cast in person at a meeting called for the purpose of voting on such approval. This Agreement may, on sixty days written notice, be terminated with respect to a Series at any time without the payment of any penalty, by the Board of Trustees of the Fund, by vote of a majority of the outstanding voting securities of the Series, or by the Manager. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 10, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment," and "voting security") shall be applied.

11.	AMENDMENT OF THIS AGREEMENT
No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Series to which such amendment relates and by the vote of a majority of the trustees who are not interested persons of the Manager, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

12.	ADDRESS FOR PURPOSE OF NOTICE
In the event the Fund establishes one or more Series after the effective date of this Agreement, such Series will become Series under this Agreement upon approval of this Agreement for such Series in the manner required by the 1940 Act and the amendment of Schedules 1 and 2 hereto.

13.	ADDRESS FOR PURPOSE OF NOTICE
Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Fund and that of the Manager for this purpose shall be the Principal Financial Group, Des Moines, Iowa 50392-0200.

14.	MISCELLANEOUS
The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

PRINCIPAL EXCHANGE-TRADED FUNDS


/s/ Beth C. Wilson
By Beth C. Wilson,
Vice President & Secretary


/s/ Adam U. Shaikh
By Adam U. Shaikh,
Assistant Counsel


PRINCIPAL MANAGEMENT CORPORATION


/s/ Michael J. Beer
By Michael J. Beer,
President and Chief Executive Officer


SCHEDULE 1


Series
Management Fee as a Percentage
of Average Daily Net Assets

First $500 million
Next $500 million
Next $500 million
Over $1.5 billion
Principal Shareholder Yield Index ETF
0.40%
0.38%
0.36%
0.35%
Principal Price Setters Index ETF
0.40%
0.38%
0.36%
0.35%



SCHEDULE 2

Effective Date and Initial Term of Management Agreement for each Series

Series
Effective Date
Initial Term
Principal Shareholder Yield Index ETF
03/21/2016
One Year
Principal Price Setters Index ETF
03/21/2006
One Year